                                                                      EXHIBIT 11
                                                                      ----------


                        COMPUTER TASK GROUP, INCORPORATED




                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                    UNDER TREASURY STOCK METHOD SET FORTH IN
    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128 "EARNINGS PER SHARE"

                  (amounts in thousands, except per share data)



YEAR ENDED DECEMBER 31:
----------------------

                                                     1999         1998         1997*        1996*        1995*
                                                     ----         ----         -----        -----        -----
Weighted-average number of shares
  outstanding during year.................          16,401       16,216       16,758       16,980       16,658
Add Common Stock equivalents,
       Incremental shares under
         stock option plans...............             279          697          857          620          741
                                                    ------      -------       ------       ------       ------


Number of shares on which
  diluted earnings per
  share is based..........................          16,680       16,913       17,615       17,600       17,399


Net income for the year...................       $  16,701    $  24,045    $  17,862    $  11,080  $    10,776
Diluted earnings per share................       $    1.00    $    1.42    $    1.01    $    0.63  $      0.62
Basic earnings per share..................       $    1.02    $    1.48    $    1.07    $    0.65  $      0.65


* Restated to reflect a 2-for-1 stock split effective June 2, 1997.





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